Exhibit 99.1

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY PROVIDES COMPANY UPDATE AND REPORTS FULL-YEAR 2015

FINANCIAL RESULTS

– Topline Duvelisib Data from Registration-Focused Studies and Subsequent Global

Regulatory Filings Anticipated This Year with Potential Duvelisib Launch Expected in 2017 –

– Phase 1b/2 Study of Duvelisib in Combination with Venetoclax Under Way –

–Patient Enrollment in Phase 1 Clinical Study with IPI-549 Ongoing –

Cambridge, Mass. – February 23, 2016 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its full-year 2015 financial results and provided an update on its pipeline, including duvelisib, an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. Infinity expects to report topline data from DYNAMO™, a Phase 2 study of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL), early in the third quarter of 2016. Infinity also anticipates completing an interim analysis of DUO™, a Phase 3 study of duvelisib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), early in the second half of 2016. The company expects marketing applications, if supported by these data, to be submitted to the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) in the fourth quarter of 2016. Infinity also recently expanded its pipeline with the addition of IPI-549, an oral immuno-oncology development candidate targeting PI3K-gamma. A Phase 1 study of IPI-549 is ongoing.

“We made important progress across our pipeline in 2015, which included completing patient enrollment in DYNAMO and DUO, our registration-focused studies of duvelisib. These studies represent two initial paths to potential approval, and we are continuing to prepare for regulatory submissions based on data from these studies,” stated Adelene Perkins, Infinity’s president and chief executive officer. “We are also advancing additional clinical studies designed to further differentiate duvelisib, with an ultimate goal of providing a potential cure for patients with hematologic malignancies through combination therapy. To implement this strategy, our partner AbbVie has under way a Phase 1b/2 clinical study of duvelisib in combination with venetoclax.”

“Infinity is committed to building a pipeline of medicines that can meaningfully impact the standard of care for patients. We recently initiated a Phase 1 clinical study of IPI-549, our oral immuno-oncology development candidate. IPI-549, a selective PI3K-gamma inhibitor, has first-in-class potential and represents an important extension of our oncology portfolio to include development candidates directed at both hematologic malignancies and solid tumors,” Ms. Perkins continued.

Recent achievements include the following:

•	Enrollment completed in registration-focused studies, DYNAMO and DUO: In September, Infinity announced it had reached target enrollment in DYNAMO, a global, Phase 2 open-label, single-arm, monotherapy study of duvelisib in approximately 120 patients with iNHL whose disease is refractory to rituximab and to either chemotherapy or radioimmunotherapy. The primary endpoint of the study is overall response rate.

In November 2015, Infinity announced it reached target enrollment in DUO, a randomized Phase 3 monotherapy study evaluating the safety and efficacy of duvelisib compared to ofatumumab (an anti-CD20 antibody) in approximately 300 patients with relapsed or refractory CLL. The primary endpoint of this study is progression-free survival. Infinity anticipates completing an interim analysis of DUO early in the second half of 2016.

Infinity expects marketing applications, if supported by the DYNAMO and DUO data, to be submitted to the FDA and EMA in the fourth quarter of 2016.

•	Duvelisib-venetoclax Phase 1b/2 study under way: AbbVie has under way a Phase 1b/2 clinical study of duvelisib in combination with venetoclax, an investigational B-cell lymphoma-2 (BCL-2) selective inhibitor. This study is designed to evaluate the safety and efficacy of duvelisib in combination with venetoclax in approximately 174 patients with relapsed or refractory iNHL, aggressive NHL, small lymphocytic lymphoma or CLL.

•

BRAVURA study initiated: In December 2015, Infinity initiated BRAVURA, a Phase 3, double-blind, placebo-controlled study in patients with relapsed iNHL. BRAVURA is designed to evaluate the safety and efficacy of duvelisib plus rituximab and bendamustine

(RB) compared to placebo plus RB in approximately 600 patients. The primary endpoint is progression-free survival.

•	FRESCO study initiated: In December 2015, Infinity initiated FRESCO, a Phase 2 study in patients with relapsed/refractory follicular lymphoma (FL). FRESCO is designed to evaluate the safety and efficacy of duvelisib plus rituximab versus rituximab in combination with chemotherapy in approximately 230 patients. The primary endpoint is progression-free survival.

•	Phase 1 clinical study of IPI-549 initiated: In January 2016, Infinity initiated a Phase 1 study of IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. The study is designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with an anti-PD-1 antibody, a checkpoint inhibitor, in approximately 150 patients with advanced solid tumors, including non-small cell lung cancer and melanoma. IPI-549 is the only investigational PI3K-gamma inhibitor in clinical development.

2016 Duvelisib Goals

Infinity expects to achieve the following duvelisib milestones in 2016:

•	Report topline DYNAMO data in 3Q16
•	Report topline DUO data in 2H16*
•	Submit a New Drug Application (NDA) for iNHL and CLL in 4Q16*
•	AbbVie submission of Marketing Authorization Application (MAA) for FL and CLL in 4Q16*
•	Report initial data from CONTEMPO, a Phase1b/2 study in treatment-naïve patients with FL, in 2H16
•	Advance Phase 1b/2 study of duvelisib in combination with venetoclax

*Topline DUO data report, CLL NDA filing and FL/CLL MAA filing predicated on DUO interim analysis.

Full-Year 2015 Financial Results

•	At December 31, 2015, Infinity had total cash, cash equivalents and available-for-sale securities of $245.2 million, compared to $333.2 million at December 31, 2014.

•

Revenue during 2015 was $109.1 million, which included a $75.2 million license fee associated with the $130 million milestone payment from AbbVie for the completion of patient enrollment in DYNAMO and $33.9 million in research and development (R&D) services. R&D services revenue for 2015 was composed of $12.8 million associated with the $130 million milestone payment and $21.1 million associated with the $275 million upfront payment from AbbVie received in September 2014. Revenue during 2014 was $165.0 million, which was composed of a $159.1 million license fee and $5.9 million in R&D services, both of which related to the $275 million upfront milestone from the strategic collaboration with AbbVie. Infinity will recognize the remainder of the $130 million milestone payment and $275 million upfront payment over the period in which R&D services will be provided.

•	R&D expense for full-year 2015 was $199.1 million, compared to $143.6 million for 2014. R&D expense for 2015 included a $52.5 million payment related to the exercise of an option to buy out the company’s royalty obligations to Takeda Pharmaceutical Company Limited for duvelisib worldwide oncology sales. R&D expense for 2014 included a $10.0 million milestone payment to Takeda for the initiation of the first duvelisib Phase 3 study and a $5.0 million payment to Takeda related to the royalty buy-out option. Excluding these payments to Takeda, the increase in R&D expense in 2015 compared to 2014 was primarily due to higher clinical development expenses for duvelisib.

•	General and administrative expense was $37.1 million for the full-year 2015 compared to $29.3 million for 2014. The increase in general and administrative expense in 2015 compared to 2014 was primarily due to additional personnel as well as commercial expenses in preparation for the potential 2017 duvelisib launch.

•	Net loss for the full-year 2015 was $128.4 million, or a basic and diluted loss per common share of $2.62, compared to $17.4 million, or a basic and diluted loss per common share of $0.36 for 2014.

2016 Financial Guidance

Infinity’s 2016 financial outlook remains as follows:

•	Revenue: Infinity expects revenue for 2016 to range from $225 million to $245 million, assuming the achievement of $200 million in anticipated regulatory milestones under the company’s collaboration with AbbVie: $125 million associated with the acceptance of the first NDA submission and $75 million associated with the acceptance of the first MAA submission. Infinity expects to record the $200 million in milestone revenue in the fourth quarter of 2016 and expects payment by AbbVie in the first quarter of 2017.

•	Net Income: Infinity expects net income for 2016 to range from $15 million to $35 million.

•	Cash and Investments: Infinity expects to end 2016 with a year-end cash and investments balance ranging from $45 million to $65 million. This year-end cash and investments balance excludes the $200 million in anticipated milestones, which Infinity expects to be paid by AbbVie in the first quarter of 2017.

Conference Call Information

Infinity will host a conference call today, Tuesday, February 23, 2016, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 877-316-5293 (domestic) or 631-291-4526 (international) five minutes prior to start time. The conference ID number is 34778394. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Duvelisib

Duvelisib is an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins with predominantly non-overlapping roles known to support the growth and survival of malignant B-cells.[i] Preclinical data suggest that PI3K-delta signaling can lead to the proliferation of malignant B-cells, and both PI3K-gamma and PI3K-delta play a role in the formation and maintenance of the supportive tumor microenvironment.[ii] Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. AbbVie and Infinity Pharmaceuticals, Inc. are jointly developing duvelisib in oncology.

Infinity and AbbVie are conducting a broad clinical development program evaluating duvelisib in patients with hematologic malignancies. In addition to DYNAMO and DUO, ongoing studies include BRAVURA, a Phase 3, double-blind, placebo-controlled study in patients with relapsed iNHL; FRESCO, a Phase 2 study in patients with relapsed/refractory follicular lymphoma; CONTEMPO, a Phase 1b/2 study in treatment-naïve patients with follicular lymphoma, and SYNCHRONY, a Phase 1b study in CLL patients whose disease is refractory to or has relapsed while receiving a Bruton’s tyrosine kinase (BTK) inhibitor. AbbVie is also conducting a clinical study in duvelisib in combination with venetoclax in patients with relapsed or refractory CLL, small lymphocytic lymphoma, iNHL or aggressive NHL, as well as a Phase 1 study of duvelisib in Japanese subjects with relapsed or refractory lymphoma. Information about duvelisib clinical trials can be found on www.clinicaltrials.gov.

About IPI-549

IPI-549 is an orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

Duvelisib and IPI-549 are investigational compounds and their safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: plans to initiate or advance duvelisib studies in 2016; plans to submit regulatory applications for duvelisib in 2016 and launch duvelisib in 2017; the timing and type of plans to report clinical data; the therapeutic potential of PI3K inhibition and duvelisib and IPI-549; achievement of milestones under its collaboration with AbbVie; 2016 financial guidance; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data, complete enrollment, or initiate clinical studies, or submit regulatory filings in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 23, 2016, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2015	December 31, 2014
Cash, cash equivalents and available-for-sale securities, including long term	$245,231	$333,245
Loan commitment asset, net	—	647
Other current assets	9,466	11,195
Property and equipment, net	28,240	18,970
Other long-term assets	5,884	5,087

Total assets	$288,821	$369,144

Current liabilities	$70,056	$54,877
Deferred revenue, less current portion	95,531	85,510
Financing obligation, less current portion	19,591	—
Construction liability	—	15,456
Other long-term liabilities	5,086	3,829
Total stockholders’ equity	98,557	209,472

Total liabilities and stockholders’ equity	$288,821	$369,144

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Collaboration revenue	$9,080	$4,356	$109,066	$164,995
Operating expenses:
Research and development	38,890	36,082	199,109	143,633
General and administrative	9,351	7,382	37,065	29,285

Total operating expenses	48,241	43,464	236,174	172,918

Loss from operations	(39,161)	(39,108)	(127,108)	(7,923)
Other income (expense):
Interest expense	(311)	(1,035)	(1,368)	(9,649)
Investment and other income	137	(17)	435	339

Total other income (expense)	(174)	(1,052)	(933)	(9,310)

Loss before income taxes	(39,335)	(40,160)	(128,041)	(17,233)
Income tax	145	(183)	(335)	(183)

Net loss	$(39,190)	$(40,343)	$(128,376)	$(17,416)

Basic and diluted loss per common share	$(0.80)	$(0.83)	$(2.62)	$(0.36)

Basic and diluted weighted average number of common shares outstanding	49,227,905	48,788,917	49,083,479	48,561,653

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[i] Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.

[ii] Peluso M., Faia K.L., Winkler D.G. et al. Duvelisib (IPI-145) Inhibits Malignant B-cell Proliferation and Disrupts Signaling from the Tumor Microenvironment through Mechanisms That Are Dependent on PI3K-d and PI3K-g. Blood (ASH Annual Meeting Abstracts) 2014: Abstract 328.